Exhibit 99.1
Daktronics, Inc. Announces 2025 Fiscal First Quarter Results

Solid Sequential GAAP Revenue Growth, Margin Expansion, and Cash Flow Generation
Earned $22.7 Million of Operating Income and Adjusted Net Income(1) of $16.6 Million

BROOKINGS, S.D., September 4, 2024 – Daktronics, Inc. (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal 2025 first quarter which ended July 27, 2024.

Fiscal Q1 2025 financial highlights:
•Sales of $226.1 million, a 4.7 percent sequential increase from the fourth quarter of fiscal 2024, aligning with expected seasonal demand and driven by increased production and deliveries for sports and outdoor related seasonal business
•Gross profit as a percentage of net sales of 26.4 percent as compared to 25.7 percent for the fourth quarter of fiscal 2024
•Operating income of $22.7 million, a 16.9 percent increase as compared to $19.4 million for the fourth quarter of fiscal 2024
•Non-operating non-cash debt fair value adjustment created net loss of $4.9 million for the quarter, excluding the fair value adjustment, adjusted net income(1) was $16.6 million for the quarter
•Product order backlog was $267.2 million(2) at July 27, 2024 compared to $316.9 million at the end of the fourth quarter of fiscal 2024 and $323.7 million at the end of the first quarter of fiscal 2024 as past periods' overbuilt backlog continues to be worked down through reductions in manufacturing lead times
•Product and service orders were $176.2 million(2), a decrease of 14.4 percent as compared to $205.8 million in fourth quarter fiscal 2024 and an increase of 11.1 percent as compared to $158.6 million in the same period of fiscal 2024

Reece Kurtenbach, Daktronicsʹ Chairman, President and Chief Executive Officer, commented "We are off to a great start to the year against a record prior-year quarter. We built upon our fiscal 2024 accomplishments, focusing on efficient manufacturing and throughput and on-time deliveries for sports installs, especially in our Live Events and High School Parks and Recreation (HSPR) business units. We executed well to deliver year over year order growth, sequential revenue growth, and higher margins to generate returns above our cost of capital. Excluding a change in the fair value of our convertible note relating to our higher stock price, adjusted net income was $16.6 million, resulting in operating cash flow generation of $19.5 million against last year’s difficult comparison.”

Outlook
Kurtenbach added, “These results indicate significant progress during the first quarter along our roadmap of strategic priorities with respect to our digital transformation, product innovation, and penetration of our addressable markets and we are on track to achieve specific milestones in fiscal 2025. In a culmination of a multi-year effort, our information systems teams are preparing for releases to be completed before fiscal year-end of critical technologies to upgrade our service and systems maintenance solutions. These tools modernize our service operating systems and further automate tasks to improve productivity and customer satisfaction. We are also on track to upgrade to new enterprise performance management tools during fiscal Q3 and Q4 to improve and broaden the collection of data for business performance reporting and analysis. Following these back-office improvements, our next goal is to redesign our front-end quoting and sales processes, building in automation, efficiency, and effective customer reach – this is planned to launch across multiple phases, the first releasing
(1) Adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

early in fiscal 2026. On the control systems front, our Show Control solution is undergoing major advancements to enhance the live entertainment experience and improve workflow efficiencies. These enhancements will empower our customers to deliver dynamic cloud-based and locally stored presentations using cutting-edge scoring and timing software, 3D data visualizations, real-time rendering, and integrated data through sport-specific applications and are slated for release by fiscal year-end.

"We enter our second fiscal quarter with good momentum, expectations of higher orders in fiscal 2025, and with backlog at $267.2 million driven by strong sequential order flow across our businesses from our Commercial, Transportation, HSPR and International businesses and solid demand in Live Events. We expect seasonality to continue to normalize in fiscal 2025, with sales typically strongest in the first half of the fiscal year and lower in fiscal Q3. For the remainder of this fiscal year, we are investing in a wide-ranging transformation plan designed to cement and accelerate our progress to date and make further advancement in generating shareholder returns above our cost of capital."

First Quarter Results
Orders for the first quarter of fiscal 2025 increased by 11.1 percent from the first quarter of fiscal 2024 driven by rebounding demand in the On-Premise, Spectacular and Out‐of‐Home markets in our Commercial business unit, and solid growth in the High School Parks and Recreation and Transportation business units. These higher orders offset an order decrease in the Live Events and International business units. Variability in orders comparatively is natural in these large project business areas. Global geopolitical events and related macroeconomic trends created uncertainty in the market outside of the U.S. for digital display systems and large-sized projects, causing the decrease in International orders comparatively.
Net sales for the first quarter of fiscal 2025 decreased by 2.8 percent as compared to the first quarter of fiscal 2024. The sales decrease was driven by comparatively lower volumes in the Commercial, High School Park and Recreation, and International business units. These lower sales were partially offset by order fulfillments in the Live Events and Transportation business units. Sales during the first quarter fiscal 2024 were atypical as supply chains normalized post pandemic and we reduced pent-up backlog during that period. Net sales increased 4.7 percent sequentially from the fourth quarter of fiscal 2024, as production and deliveries ramped up for sports installs, especially for Live Events and High School Park and Recreation.
Gross profit as a percentage of net sales decreased to 26.4 percent for the first quarter of fiscal 2025 as compared to 30.6 percent a year earlier primarily due to the record first quarter 2024 sales activity. On a sequential basis, gross margin expanded from 25.7 percent in the fourth quarter of fiscal 2024 as a result of volume and mix as well as some price improvement.
Operating expenses increased by 19.6 percent to $37.0 million in the first quarter of fiscal 2025 as compared to $30.9 million for the first quarter of fiscal 2024. Operating expenses reflect investments in staffing to support information technology and digital transformation as well as sales team expansion to support future growth.
The above changes resulted in an operating income percent for the first quarter of fiscal 2025 of 10.0 percent compared to 17.3 percent for the first quarter of fiscal 2024 and 9.0 percent for the fourth quarter of fiscal 2024.
The decrease in interest (expense) income, net for the first quarter of fiscal 2025 compared to the same period one year ago was primarily due to interest income earned on cash balances.
For the three months ended July 27, 2024, the Company recorded a non-cash charge of $21.6 million for the change in fair value of the convertible note payable, which is accounted for under the fair value option.
The effective income tax rate for the first quarter of fiscal 2025 produced an abnormal tax rate primarily due to the impact of the fair value adjustment to expense that is not deductible for tax purposes in proportion to the period's small pre-tax income. The effective tax rate for the first quarter of fiscal 2024 was 31.7 percent.
Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $97.2 million at July 27, 2024, and $76.0 million of total current and long-term debt was outstanding as of that date, which includes $38.5 million of face value, $38.1 million of adjustments to fair value, and is net of $0.6 million of debt issuance costs. There were no draw-downs on the asset-based revolving credit facility during the first three months of fiscal 2025 and $38.6 million available to draw at July 27, 2024. In the first three
(1) Adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

months of fiscal 2025, Daktronics generated $19.5 million of cash from operations and used $5.1 million for purchases of property and equipment. At the end of the fiscal 2025 first quarter, the working capital ratio was 2.2 to 1. Inventory levels dropped 2.2 percent since the end of the 2024 fiscal year on April 27, 2024. Management’s focus remains on managing working capital through expected growth of the company.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

LHA Investor Relations
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 27, 2024	July 29, 2023
Net sales	$226,088	$232,531
Cost of sales	166,390	161,384
Gross profit	59,698	71,147

Operating expenses:
Selling	15,636	12,929
General and administrative	11,723	9,599
Product design and development	9,623	8,403
	36,982	30,931
Operating income	22,716	40,216

Nonoperating (expense) income:
Interest (expense) income, net	(71)	(881)
Change in fair value of convertible note	(21,590)	(7,260)
Other expense and debt issuance costs write-off, net	(835)	(3,979)

Income before income taxes	220	28,096
Income tax expense	5,166	8,900
Net (loss) income	$(4,946)	$19,196

Weighted average shares outstanding:
Basic	46,311	45,645
Diluted	46,311	46,198

Earnings (loss) per share:
Basic	$(0.11)	$0.42
Diluted	$(0.11)	$0.42

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 27, 2024	April 27, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,809	$81,299
Restricted cash	379	379
Accounts receivable, net	132,021	117,186
Inventories	134,949	138,008
Contract assets	54,129	55,800
Current maturities of long-term receivables	436	298
Prepaid expenses and other current assets	8,579	8,531
Income tax receivables	110	448
Total current assets	427,412	401,949

Property and equipment, net	73,613	71,752
Long-term receivables, less current maturities	119	562
Goodwill	3,197	3,226
Intangibles, net	767	840
Debt issuance costs, net	2,220	2,530
Investment in affiliates and other assets	20,708	21,163
Deferred income taxes	25,850	25,862
TOTAL ASSETS	$553,886	$527,884

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	July 27, 2024	April 27, 2024
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	67,265	60,757
Contract liabilities	71,782	65,524
Accrued expenses	39,448	43,028
Warranty obligations	16,408	16,540
Income taxes payable	543	4,947
Total current liabilities	196,946	192,296

Long-term warranty obligations	22,467	21,388
Long-term contract liabilities	17,378	16,342
Other long-term obligations	4,270	5,759
Long-term debt, net	74,472	53,164
Deferred income taxes	142	143
Total long-term liabilities	118,729	96,796

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000 shares; 48,523 and 48,121 shares issued at July 27, 2024 and April 27, 2024, respectively	69,242	65,525
Additional paid-in capital	52,566	52,046
Retained earnings	133,085	138,031
Treasury Stock, at cost, 1,907 shares at July 27, 2024 and April 27, 2024, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(6,397)	(6,525)
TOTAL SHAREHOLDERS' EQUITY	238,211	238,792
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$553,886	$527,884

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 27, 2024	July 29, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,946)	$19,196
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,893	4,669
(Gain) loss on sale of property, equipment and other assets	(20)	11
Share-based compensation	520	557
Equity in loss of affiliates	931	690
Provision for doubtful accounts, net	265	(65)
Deferred income taxes, net	13	12
Non-cash impairment charges	—	442
Change in fair value of convertible note	21,590	7,260
Debt issuance costs write-off	—	3,353
Change in operating assets and liabilities	(3,765)	(16,875)
Net cash provided by operating activities	19,481	19,250

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,081)	(4,547)
Proceeds from sales of property, equipment and other assets	45	27
Purchases of equity and loans to equity investees	(933)	(1,186)
Net cash used in investing activities	(5,969)	(5,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	40,000
Payments on notes payable	(983)	(17,750)
Principal payments on long-term obligations	(103)	(102)
Debt issuance costs	—	(5,838)
Proceeds from exercise of stock options	3,148	46
Net cash provided by financing activities	2,062	16,356

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(64)	(240)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	15,510	29,660

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	81,678	24,690
End of period	$97,188	$54,350

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended
(in thousands)	July 27, 2024	July 29, 2023	Dollar Change	Percent Change
Net Sales:
Commercial	$34,199	$46,883	$(12,684)	(27.1)%
Live Events	108,608	91,999	16,609	18.1
High School Park and Recreation	48,006	56,234	(8,228)	(14.6)
Transportation	22,490	21,369	1,121	5.2
International	12,785	16,046	(3,261)	(20.3)
	$226,088	$232,531	$(6,443)	(2.8)%
Orders:
Commercial	$42,122	$32,434	$9,688	29.9%
Live Events	50,899	52,203	(1,304)	(2.5)
High School Park and Recreation	46,447	35,739	10,708	30.0
Transportation	22,759	18,985	3,774	19.9
International	13,943	19,269	(5,326)	(27.6)
	$176,170	$158,630	$17,540	11.1%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Three Months Ended
	July 27, 2024	July 29, 2023
Net cash provided by operating activities	$19,481	$19,250
Purchases of property and equipment	(5,081)	(4,547)
Proceeds from sales of property and equipment	45	27
Free cash flow	$14,445	$14,730
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Net Income*
(in thousands)
(unaudited)

	Three Months Ended
	July 27, 2024	July 29, 2023
Net (loss) income	$(4,946)	$19,196
Change in fair value of convertible note	21,590	7,260
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	2,290
Adjusted net income	$16,644	$28,746
*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	July 27, 2024	April 27, 2024
Mortgage	$13,500	$13,875
Convertible note	25,000	25,000
Long-term debt, gross	38,500	38,875
Debt issuance costs, net	(668)	(761)
Change in fair value of convertible note	38,140	16,550
Current portion	(1,500)	(1,500)
Long-term debt, net	$74,472	$53,164